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                               VFINANCE.COM, INC.


VIA E-MAIL AND TELECOPY

March 24, 2000

D. Carr Moody
1881 Middle River Drive, #601
Fort Lauderdale, FL 33305

                  RE: Chief Financial Officer Position

Dear Carr:

It is my pleasure to offer you employment at vFinance.com, Inc. ("VFIN" or the "Company") pursuant to the following terms and conditions:

1. $70,000 (U.S.) annual base salary to be paid bi-weekly that will begin upon your commencement of full-time employment.

2. As part of your employment, you will enter into a mutually agreeable severance agreement with the Company. The severance agreement will provide for severance pay equal to three months of your annual base salary, in the event that you are terminated without cause. In addition, it will stipulate that you shall maintain all standard employee benefits available to employees of VFIN until the end of the severance period (the "Period"), which shall be three months from the notice of your termination by the Company. The severance agreement will be executed within 30 days of your hire date.

3. An initial grant of 50,000 options (the "Options") to purchase 50,000 shares of VFIN Common Stock, which vest at a rate of 12,500 shares per year beginning after the first anniversary of your hire date at a per share exercise price of $5.625 (U.S.). Except as provided herein below, the Options shall expire five years from the grant date, which shall correspond to the hire date. The Company shall register the Common Stock underlying the Options as soon as reasonably practicable. Once the Common Stock is registered with the Securities and Exchange Commission, all vested Options may be exercised to purchase unrestricted, freely tradable shares of VFIN Common Stock.

4. The options shall vest and be exercisable pursuant to the following terms and conditions:

         a. In the event that you resign or are terminated with cause, then all non-vested


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                               VFINANCE.COM, INC.

                  Options shall expire and shall be deemed null and void. You shall have 30 days from the date of such resignation or termination to exercise Options which have vested after which time any such vested Options which remain unexercised shall expire and shall be null and void;

         b. In the event that you are terminated without cause, then all non-vested options shall expire and shall be deemed null and void at the end of the Period. You shall have 30 days from the end of the Period to exercise Options which have vested after which time any such vested Options which remain unexercised shall expire and shall be null and void;

         c. In the event that you are terminated and have not exercised certain vested Options, and the shares of Common Stock underlying such Options are still unregistered, such Options will not expire or be deemed null and void until the shares of Common Stock are registered with the Securities and Exchange Commission. You shall have 30 days from the date of such registration to exercise only those Options which had vested as of the date of termination. All unregistered and non-vested Options shall expire and shall be deemed null and void at the time of termination;

         d. In the event of a change in control, which will be defined and set forth in an incentive stock option plan (the "Plan") to be filed and registered at a future date, then all non-vested Options will accelerate and immediately vest. In the event no Plan is established then for purposes of this agreement, "Change of Control" shall mean (i) the occurrence of any event or transaction or series thereof pursuant to which any person or group (as used in Rule 13(d)-1 of the Securities Exchange Act of 1934) acquires beneficial ownership or control in excess of 50% of the outstanding voting shares of the Company, or (ii) that the directors of the Company serving on its Board of Directors on the date immediately preceding such event or transaction or series thereof shall, in the aggregate, represent less than fifty percent (50%) of the Board of Directors after such event or transaction or series thereof;

         e. In the event that the outstanding shares of Common Stock of the Company are changed by (i) any stock dividend, stock split or combination of shares or (ii) any merger, consolidation or reorganization of the Company with any other corporation or corporations, the number of shares underlying the Options and subject to the Plan shall be proportionately adjusted. In the event of any such adjustment, the purchase price per share shall be proportionately adjusted;

         f. In the event of your death while you are an employee of VFIN, your family shall have the right to exercise any vested Options within 90 days after your death;

         g.       The Options are not assignable or transferable.

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                               VFINANCE.COM, INC.


5. You will be eligible to receive future stock option grants on an annual basis in accordance with criteria established from time to time by the Company or VFIN's Board of Directors.

6. You will be eligible to receive an annual bonus of not less than 10% of your annual base salary as determined in the sole and absolute discretion of the Company.

7. You shall be entitled to all standard employee benefits available to employees of VFIN, including two weeks of vacation once you have been employed one (1) full year by the Company.

8. During the term of employment, you shall have the position of "Chief Financial Officer" and shall perform all duties and responsibilities consistent with this position or as may be assigned to you periodically by the Chief Executive Officer or Chief Operating Officer of the Company.

9. As a condition of your employment, you shall be required to sign the Company's Confidentiality and Inventions Agreement.

We are excited at the prospects of working with you, as we believe that you possess skills that will assist vFinance in its efforts to be a leading Internet financial services company. Please indicate your acceptance by signing this letter in the space provided below.

VFinance.com, Inc.

By: /s/ LEONDARD J. SOKOLOW
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    Leonard J. Sokolow, CEO

Agreed and Accepted:

By: /s/ D. CARR MOODY
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    D. Carr Moody